Exhibit 5.3

April 20, 2006

Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Re:	Warner Chilcott Corporation

8 3/4% Senior Subordinated Notes due 2015

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Warner Chilcott Corporation, a Delaware corporation (the “Company”), and Warner Chilcott Company, Inc., a Puerto Rico corporation (“WCCI”), in connection with the public offering of $600,000,000 aggregate principal amount of the Company’s 8 3/4% Senior Subordinated Notes due 2015 (the “Exchange Notes”). Pursuant to the Registration Rights Agreement dated as of January 18, 2005 (the “Registration Rights Agreement”), by and among the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of several purchasers, the Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 8 3/4% Senior Subordinated Notes due 2015 which were issued under an Indenture, dated as of January 18, 2005 (the “Indenture”), by and among the Company, WCCI, Warner Chilcott Holdings Company III, Limited, a Bermuda corporation (“Holdings”), Warner Chilcott Intermediate (Luxembourg) S.à r.l., a Luxembourg corporation (“Luxco”), Warner Chilcott (US), Inc., a Delaware corporation (“WCI”; WCI, WCCI, Holdings and Luxco shall hereinafter be collectively referred to as the “Guarantors”), and Wells Fargo Bank, National Association, as trustee. The Registered Notes will be guaranteed on an unsecured senior subordinated basis by each of the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents relating to the Exchange Offer:

MARTINEZ ODELL & CALABRIA

1. the Registration Statement on Form S-4 filed with the Securities and Exchange on July 18, 2005, Registration No. 333-126660, as amended, relating to the Exchange Notes (the “Registration Statement”);

2. the Registration Rights Agreement;

3. the Indenture;

4. the form of Exchange Note set forth as Exhibit A to the Indenture;

5. the Guarantees;

6. the Certificate of Incorporation of WCCI; and

7. the By-laws of WCCI.

Items I through 7 above are collectively referred to herein as the “Exchange Documents”

In connection with our opinion, we have also examined such originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have considered appropriate for the purpose of rendering this opinion. In our examination, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such certified, photostatic or facsimile documents. In addition, we have assumed that the Exchange Notes to be executed and delivered pursuant to the Exchange Offer will be in substantially the same form as the form of Exchange Note set forth as Exhibit A to the Indenture Agreement.

In so far as this opinion relates to factual matters, information with respect to which is in the possession of the Company or WCCI, we have relied, without independent investigation or verification, upon the representations and warranties as to factual matters made by WCCI in the Exchange Documents and representation and warranties as to factual matters made to us by representatives of WCCI and the Company, and nothing has come to our attention leading us to question the accuracy of such information.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. WCCI is incorporated under the laws of the Commonwealth of Puerto Rico and has all requisite corporate power to carry on its business.

2. WCCI had all requisite corporate power and authority to execute and deliver the guarantee and to perform its obligations thereunder and WCCI to date has all requisite corporate power and authority to perform its obligations under the Guarantee.

MARTINEZ ODELL & CALABRIA

3. The execution, delivery and performance of the Guarantee by WCCI was duly authorized by all necessary corporate action on the part of WCCI.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the applicability of or compliance with securities or “blue sky” laws or regulations of any state.

(B) The execution and delivery by the Company and WCCI of the Exchange Notes and the Guarantee, respectively, and the performance by them of their respective obligations thereunder, do not and will not violate, conflict with or constitute a default under any agreement or instrument to which they are parties or their properties are subject.

(C) The legality and validity of WCCI’s obligations under the Exchange Documents may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law; or (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

We are admitted to practice law in the Commonwealth of Puerto Rico. We have not made an independent review of the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above in this paragraph are applicable to the Exchange Documents or the transactions contemplated thereby.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to any reference to our firm in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Martinez Odell & Calabria

MARTINEZ ODELL & CALABRIA

3